Exhibit 99.1
Kenneth A. Goldman Joins C3 AI Board of Directors

REDWOOD CITY, Calif. — May 27, 2025 — C3 AI (NYSE: AI), the Enterprise AI application software company, today announced that Kenneth A. Goldman has been appointed to its board of directors, effective May 21, 2025. Goldman brings over four decades of experience in financial leadership and corporate strategy for companies spanning enterprise software, internet services and other technology categories to the board.

“With a proven record of scaling and leading industry pioneers, Ken’s expertise in financial stewardship and operational rigor will be invaluable to C3 AI,” said Thomas M. Siebel, Chairman and CEO, C3 AI. “We are very pleased to welcome Ken to the board and look forward to working with him as we further shape the future of Enterprise AI.”

As a board member, Goldman will work closely with C3 AI’s leadership team and its board of directors to guide the company as it continues to scale, with a particular focus on financial operations and governance.

“In a fast-evolving enterprise software landscape, C3 AI stands out for its ambitious mission and clear-eyed leadership,” said Goldman. “Having spent decades helping technology companies grow through discipline and long-term vision, I’m honored to join Tom and work alongside a world-class board as C3 AI scales its impact and drives meaningful innovation with Enterprise AI.”

Most recently, Goldman served as President at Hillspire, a family office and asset management firm where he oversaw financial and administrative functions. Prior, Goldman served as Chief Financial Officer for Yahoo!, Fortinet, and Siebel Systems. Having served on over 40 corporate boards in various capacities over the course of his career, Goldman today serves on the boards of directors of Fortinet and RingCentral, and as a member of the Public Company Accounting Oversight Board’s (PCAOB) Investor Advisory Group. He is also a Trustee Emeritus of Cornell University.

About C3.ai, Inc.
C3 AI is the Enterprise AI application software company. C3 AI delivers a family of fully integrated products including the C3 Agentic AI Platform, an end-to-end platform for developing, deploying, and operating enterprise AI applications, C3 AI applications, a portfolio of industry-specific SaaS enterprise AI applications that enable the digital transformation of organizations globally, and C3 Generative AI, a suite of large AI transformer models for the enterprise.

C3 AI Public Relations
Edelman
Lisa Kennedy
415-914-8336
pr@c3.ai

Investor Relations
ir@c3.ai